77D - POLICIES WITH RESPECT TO SECURITY INVESTMENT
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WHEREAS,  the Board of Directors of SBL Fund,  and Security  Equity,  Growth and
Income and Ultra Funds has considered the fact that portfolio managers need flexibility in managing the assets of the Funds; and

WHEREAS, the Board has considered the risks, rewards and benefits associated with investing in shares of other investment companies, including investment in index-based securities;

NOW THEREFORE, BE IT RESOLVED that each of Series A, B, J, V, and Y of SBL Fund, Equity, Total Return, Value and Select 25 Series of Security Equity Fund, Security Growth and Income Fund and Security Ultra Fund, is hereby authorized to invest its assets in the shares of other investment companies, including index-based securities, consistent with the limitations imposed by Section 12 of the Investment Company Act of 1940.

FURTHER RESOLVED, that the prospectuses of the applicable Funds be amended or supplemented as the officers of the Funds deem appropriate in order to disclose this investment practice, such disclosure to be substantially in the form presented at this meeting;